McGlen Micro Inc.
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                                   Exhibit 5.2
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                                December 2, 1999


Adrenalin Interactive, Inc.
5301 Beethoven Street
Los Angeles, California 90066

    Re:         Merger Between Adrenalin Interactive, Inc. and McGlen Micro Inc.
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Gentlemen:
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    We have acted as counsel to McGlen  Micro  Inc.,  a  California  corporation
("McGlen") in connection with the Agreement and Plan of Merger (the "Agreement") dated as of April 28, 1999, among McGlen, Adrenalin Interactive, Inc. and Adrenalin Acquisition Corporation, including the related Schedules, Exhibits and ancillary agreements (the "Closing Documents").

    In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

    (a)          The Agreement;

    (b)          The Articles of Incorporation of McGlen;

    (c)          The Bylaws of McGlen; and

    (d) Such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

    Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

    1. McGlen is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to execute and deliver the Agreement and to perform its obligations thereunder. McGlen is authorized to issue 50,000,000 shares of common stock, no par value, of which to the best of our knowledge, 25,770,000 shares of common stock are issued and outstanding. There are no other outstanding shares of McGlen's equity securities.

    2. The execution and delivery of the Agreement and the Closing Documents by McGlen and the Principal Shareholders as defined in the Agreement and their performance of the obligations thereunder have been duly and validly authorized

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                                                               McGlen Micro Inc.
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by all necessary action on the part of McGlen and each Principal Shareholder and constitute a valid and binding obligation of each enforceable against each of them in accordance with their respective terms, except as enforcement relating
to  or  affecting  the  enforcement  of  creditors   rights  generally  and  the
availability of the equitable remedies that may be subject to general principles
of   equity   including,   without   limitation,    concepts   of   materiality,
reasonableness, good faith and fair dealing, the possible unavailability of specific performance or injunctive relief and the discretion of the court before which any proceeding, whether in equity or at law, may be brought.

    3. AMT Component, Inc., is a wholly owned subsidiary of McGlen, which is a corporation duly formed, organized, validly existing and in good standing under the laws of the State of California.

    4. Neither the execution and delivery of the Agreement nor the consummation by McGlen and each principal shareholder of any of the transactions therein contemplated, or the fulfillment of, or compliance with, the terms and provisions thereof, will conflict with or result in a violation of any of the Articles of Incorporation or Bylaws of McGlen or any contract or agreement to which any of these are subject.

    5. Except as disclosed on McGlen's disclosure schedules to the Agreement, the execution, delivery and performance by McGlen of the transactions contemplated thereby, do not and will not to our knowledge, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, lien or other encumbrance) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which McGlen is a party or by which any of its properties or assets may be bound; or violate any law or statute applicable to McGlen or, to our knowledge, any order, writ, injunction, decree, rule or regulation applicable to McGlen or any of its properties or assets, except for violations, breaches or defaults which would not have a Company Material Adverse Effect as set forth in the Agreement.

    With respect to the aforementioned documents, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies and the due authority of all persons executing the same.



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                                                               McGlen Micro Inc.
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    This opinion is being delivered  solely for the benefit of Adrenalin and its shareholders in connection with the transaction contemplated by the introductory paragraph to this opinion. Except as may be required by applicable laws and governmental regulations, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.

                                                    Very truly yours,


                                                    /s/Boyd and Chang
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                                                    BOYD & CHANG, LLP


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